Exhibit 99.1

Marriott International, Inc.

Corporate Headquarters

[Marriott logo]

NEWS

Contact: Tom Marder, (301) 380-2553, thomas.marder@marriott.com

MARRIOTT INTERNATIONAL ON THE MOVE NEARING 85TH ANNIVERSARY;

BILL MARRIOTT ELECTED EXECUTIVE CHAIRMAN, ARNE SORENSON NAMED CEO

BETHESDA, Md, December 13, 2011 - Marriott International, Inc. (NYSE: MAR) today is on the move as it approaches its 85th anniversary in 2012, with its board of directors making several key leadership appointments.

The board elected J.W. Marriott, Jr., currently chairman of the board and chief executive officer, as executive chairman and chairman of the board, and named Arne Sorenson, currently president and chief operating officer, as president and chief executive officer. He will be the third CEO in the company's history. The board also appointed Robert McCarthy, currently group president for the company, as Marriott International's chief operations officer. All three appointments are effective March 31, 2012.

Making the announcement today, Mr. Marriott said, "As we approach the 85th birthday of our company in 2012 and I proudly celebrate my 60th year of service, I decided to recommend to the board that Arne Sorenson take over the CEO responsibilities. I have been so fortunate to have worked with some of the most talented people in the world over the past six decades. It's amazing to me what we have accomplished over the years together, from a small root beer stand in Washington, D.C. to a global lodging powerhouse with operations in more than 70 countries.

"Looking forward, one of my most important responsibilities is to work with our board of directors to ensure that we are best positioned to succeed in the future. As executive chairman, in addition to my ongoing role as chairman of the board, I will continue to share my experience with our senior management team as we pursue our paths of growth and face the cyclical events I have confronted so many times in my career. My energies will also be directed at continuing to reinforce the timeless core values that have been the bedrock of our success and to being a company ambassador as we build opportunity around the world.

"To achieve that growth, the right leadership is critical. That's why I am enormously pleased that Arne will become CEO. I can say that there is no one more deserving or capable of assuming this role at such an important point in our company's history. Arne knows the business, lives our core values, and has earned the respect and admiration of all of our company's major stakeholders. As Arne takes over the day-to-day reins of the company, he does so with my utmost confidence.

"Having personally recruited Arne to Marriott in 1996, I know that his success is related not only to his extraordinary talent, but is also due to his commitment to hard work, team play, and drive for results. His path through our company included roles as chief financial officer, later adding oversight of European operations, before being appointed in 2009 as president and chief operating officer. As his mentor and friend, I could not be more pleased, for him or for our company," said Mr. Marriott.

Arne Sorenson said, "I am grateful to Bill Marriott and the board for their confidence, and I am tremendously optimistic about the future of our company, which continues to benefit from Mr. Marriott's wise, visionary and steady leadership. With deeply embedded core values that have enabled us to succeed for 85 years, I am looking forward to an exciting road ahead for Marriott International."

Discussing Robert McCarthy's appointment, Mr. Marriott said, "I am also very pleased to announce that Bob has been promoted to chief operations officer. In this role, Bob will continue to have oversight for our Global Lodging Services division and for our Ritz-Carlton brand. In addition, the presidents of our four continental operating divisions will have co-reporting relationships to Bob along with their primary reporting responsibilities to Arne as chief executive officer.

"As a 35-year veteran of the company, Bob McCarthy has made significant contributions to our growth and performance and has distinguished himself with his business leadership and stewardship of our company culture. His career, which began as a Marriott restaurant waiter, is a tribute to the opportunity that is possible at Marriott.

"Looking ahead, I have never been more confident about our company and its future. Our culture of service is as strong as ever and we continue to open doors to opportunity throughout the world," said Mr. Marriott. [Read more in Bill Marriott's blog at http://www.blogs.marriott.com/.]

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IRPR#1